EXHIBIT 10.9

SECURITY AGREEMENT

DATE AND PARTIES. The date of this Security Agreement (Agreement) is March 22, 2011. The parties and their addresses are:

SECURED PARTY:
SUNSTATE FEDERAL CREDIT UNION
405 SE 2nd Place
Gainesville, FL 32602

DEBTOR:
CTD HOLDINGS, INC.
a Florida Corporation
27317 NW 78th Avenue
High Springs, FL 32643

The pronouns "you" and "your" refer to the Secured Party.  The pronouns "I," "me" and "my" refer to each person or entity signing this Agreement as Debtor and agreeing to give the Property described in this Agreement as security for the Secured Debts.

1. SECURED DEBTS.  The term "Secured Debts" includes and this Agreement will secure each of the following:

A. Specific Debts.  The following debts and all extensions, renewals, refinancings, modifications and replacements.  A promissory note or other agreement, No.  103428-02, dated March 22, 2011, from me to you, in the amount of $100,000.00.

B. All Debts.  All present and future debts from me to you, even if this Agreement is not specifically referenced, the future debts are also secured by other collateral, or if the future debt is unrelated to or of a different type than this debt.  If more than one person signs this Agreement, each agrees that it will secure debts incurred either individually or with others who may not sign this Agreement.  Nothing in this Agreement constitutes a commitment to make additional or future loans or advances.  Any such commitment must be in writing.

This Agreement will not secure any debt for which you fail to give any required notice of the right of rescission.  This Agreement will not secure any debt for which a non-possessory, non-purchase money security interest is created in "household goods" in connection with a "consumer loan," as those terms are defined by federal law governing unfair and deceptive credit practices.  In addition, this Agreement will not secure any other debt if, with respect to such other debt, you fail to fulfill any necessary requirements or limitations of Sections 19(a), 32 or 35 of Regulation Z or if, as a result, the other debt would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

C. Sums Advanced.  All sums advanced and expenses incurred by you under the terms of this Agreement.

Loan Documents refer to all the documents executed in connection with the Secured Debts.

2. SECURITY INTEREST.  To secure the payment and performance of the Secured Debts, I give you a security interest in all of the Property described in this Agreement that I own or have sufficient rights in which to transfer an interest, now or in the future, wherever the Property is or will be located, and all proceeds and products from the Property (including, but not limited to, all parts, accessories, repairs, replacements, improvements, and accessions to the Property).  Property is all the collateral given as security for the Secured Debts and described in this Agreement, and includes all obligations that support the payment or performance of the Property.  "Proceeds" includes cash proceeds, non-cash proceeds and anything acquired upon the sale, lease, license, exchange, or other disposition of the Property; any rights and claims arising from the Property; and any collections and distributions on account of the Property.

This Agreement remains in effect until terminated in writing, even if the Secured Debts are paid and you are no longer obligated to advance funds to me under any loan or credit agreement.

3. PROPERTY DESCRIPTION.  The Property is described as follows:

A. Inventory.  All inventory which I hold for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in my business.

B. Accounts and Other Rights to Payment.  All rights I have now or in the future to payments including, but not limited to, payment for property or services sold, leased, rented, licensed, or assigned, whether or not I have earned such payment by performance.  This includes any rights and interests (including all liens and security interests) which I may have by law or agreement against any Account Debtor or obligor of mine.

C. General Intangibles.  All general intangibles including, but not limited to, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, payment intangibles, computer programs and all supporting information provided in connection with a transaction relating to computer programs, and the right to use my name.

D. Equipment.  All equipment including, but not limited to, all machinery, vehicles, furniture, fixtures, manufacturing equipment, farm machinery and equipment, shop equipment, office and recordkeeping equipment, and parts and tools.  All equipment described in a list or schedule which I give to you will also be included in the Property, but such a list is not necessary for a valid security interest in my equipment.

4. WARRANTIES AND REPRESENTATIONS.  I make to you the following warranties and representations which will continue as long as this Agreement is in effect:

A. Power.  I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate.  I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority.  The execution, delivery and performance of this Agreement and the obligation evidenced by this Agreement are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Location.  My name indicated in the DATE AND PARTIES section is my exact legal name.  I am an entity organized and registered under the laws of Florida.  I will provide verification of registration and location upon your request.  I will provide you with at least 30 days notice prior to any change in my name, address, or state of organization or registration.

D. Business Name.  Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name.  Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

E. Ownership of Property.  I represent that I own all of the Property.  Your claim to the Property is ahead of the claims of any other creditor, except as disclosed in writing to you prior to any advance on the Secured Debts.  I represent that I am the original owner of the Property and, if I am not, that I have provided you with a list of prior owners of the Property.

5. DUTIES TOWARD PROPERTY.

A. Protection of Secured Party's Interest.  I will defend the Property against any other claim.  I agree to do whatever you require to protect your security interest and to keep your claim in the Property ahead of the claims of other creditors.  I will not do anything to harm your position.

I will keep books, records and accounts about the Property and my business in general.  I will let you examine these and make copies at any reasonable time.  I will prepare any report or accounting you request which deals with the Property.

B. Use, Location, and Protection of the Property.  I will keep the Property in my possession and in good repair.  I will use it only for commercial purposes.  I will not change this specified use without your prior written consent.  You have the right of reasonable access to inspect the Property and I will immediately inform you of any loss or damage to the Property.  I will not cause or permit waste to the Property.

I will keep the Property at my address listed in the DATE AND PARTIES section unless we agree I may keep it at another location.  If the Property is to be used in other states, I will give you a list of those states.  The location of the Property is given to aid in the identification of the Property.  It does not in any way limit the scope of the security interest granted to you.  I will notify you in writing and obtain your prior written consent to any change in location of any of the Property.  I will not use the Property in violation of any law.  I will notify you in writing prior to any change in my address, name or, if an organization, any change in my identity or structure.

Until the Secured Debts are fully paid and this Agreement is terminated, I will not grant a security interest in any of the Property without your prior written consent.  I will pay all taxes and assessments levied or assessed against me or the Property and provide timely proof of payment of these taxes and assessments upon request.

C. Selling, Leasing or Encumbering the Property.  I will not sell, offer to sell, lease, or otherwise transfer or encumber the Property without your prior written permission, except for Inventory sold in the ordinary course of business at fair market value, or at a minimum price established between you and me.  If I am in default under this Agreement, I may not sell the Inventory portion of the Property even in the ordinary course of business.  Any disposition of the Property contrary to this Agreement will violate your rights.  Your permission to sell the Property may be reasonably withheld without regard to the creditworthiness of any buyer or transferee.  I will not permit the Property to be the subject of any court order affecting my rights to the Property in any action by anyone other than you.  If the Property includes chattel paper or instruments, either as original collateral or as proceeds of the Property, I will note your security interest on the face of the chattel paper or instruments.

D. Additional Duties Specific to Accounts.  I will not settle any Account for less than its full value without your written permission.  Until you tell me otherwise, I will collect all Accounts in the ordinary course of business.  I will not dispose of the Accounts by assignment without your prior written consent.  I will keep the proceeds from all the Accounts and any goods which are returned to me or which I take back.  I will not commingle them with any of my other property.  I will deliver the Accounts to you at your request.  If you ask me to pay you the full price on any returned items or items retaken by me, I will do so.  I will make no material change in the terms of any Account, and I will give you any statements, reports, certificates, lists of Account Debtors (showing names, addresses and amounts owing), invoices applicable to each Account, and other data in any way pertaining to the Accounts as you may request.

6. INSURANCE.  I agree to keep the Property insured against the risks reasonably associated with the Property.  I will maintain this insurance in the amounts you require.  This insurance will last until the Property is released from this Agreement.  I may choose the insurance company, subject to your approval, which will not be unreasonably withheld.

I will have the insurance company name you as loss payee on any insurance policy.  I will give you and the insurance company immediate notice of any loss.  You may apply the insurance proceeds toward what is owed on the Secured Debts.  You may require added security as a condition of permitting any insurance proceeds to be used to repair or replace the Property.

If you acquire the Property in damaged condition, my right to any insurance policies and proceeds will pass to you to the extent of the Secured Debts.

I will immediately notify you of cancellation or termination of insurance.  If I fail to keep the Property insured, you may obtain insurance to protect your interest in the Property and I will pay for the insurance on your demand.  You may demand that I pay for the insurance all at once, or you may add the insurance premiums to the balance of the Secured Debts and charge interest on it at the rate that applies to the Secured Debts.  This insurance may include coverages not originally required of me, may be written by a company other than one I would choose, and may be written at a higher rate than I could obtain if I purchased the insurance.  I acknowledge and agree that you or one of your affiliates may receive commissions on the purchase of this insurance.

7. COLLECTION RIGHTS OF THE SECURED PARTY.  Account Debtor means the person who is obligated on an account, chattel paper, or general intangible.  I authorize you to notify my Account Debtors of your security interest and to deal with the Account Debtors' obligations at your discretion.  You may enforce the obligations of an Account Debtor, exercising any of my rights with respect to the Account Debtors' obligations to make payment or otherwise render performance to me, including the enforcement of any security interest that secures such obligations.  You may apply proceeds received from the Account Debtors to the Secured Debts or you may release such proceeds to me.

I specifically and irrevocably authorize you to exercise any of the following powers at my expense, without limitation, until the Secured Debts are paid in full:

A. demand payment and enforce collection from any Account Debtor or Obligor by suit or otherwise.

B. enforce any security interest, lien or encumbrance given to secure the payment or performance of any Account Debtor or any obligation constituting Property.

C. file proofs of claim or similar documents in the event of bankruptcy, insolvency or death of any person obligated as an Account Debtor.

D. compromise, release, extend, or exchange any indebtedness of an Account Debtor.

E. take control of any proceeds of the Account Debtors' obligations and any returned or repossessed goods.

F. endorse all payments by any Account Debtor which may come into your possession as payable to me.

G. deal in all respects as the holder and owner of the Account Debtors' obligations.

8. AUTHORITY TO PERFORM.  I authorize you to do anything you deem reasonably necessary to protect the Property, and perfect and continue your security interest in the Property.  If I fail to perform any of my duties under this Agreement or any other Loan Document, you are authorized, without notice to me, to perform the duties or cause them to be performed.

These authorizations include, but are not limited to, permission to:

A. pay and discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Property.

B. pay any rents or other charges under any lease affecting the Property.

C. order and pay for the repair, maintenance and preservation of the Property.

D. file any financing statements on my behalf and pay for filing and recording fees pertaining to the Property.

E. place a note on any chattel paper indicating your interest in the Property.                                                                                                                     .

F. take any action you feel necessary to realize on the Property, including performing any part of a contract or endorsing it in my name.

G. handle any suits or other proceedings involving the Property in my name.

H. prepare, file, and sign my name to any necessary reports or accountings.

I. make an entry on my books and records showing the existence of this Agreement.

J. notify any Account Debtor of your interest in the Property and tell the Account Debtor to make payments to you or someone else you name.

If you perform for me, you will use reasonable care.  If you exercise the care and follow the procedures that you generally apply to the collection of obligations owed to you, you will be deemed to be using reasonable care.  Reasonable care will not include: any steps necessary to preserve rights against prior parties; the duty to send notices, perform services or take any other action in connection with the management of the Property; or the duty to protect, preserve or maintain any security interest given to others by me or other parties.  Your authorization to perform for me will not create an obligation to perform and your failure to perform will not preclude you from exercising any other rights under the law or this Agreement.  All cash and non-cash proceeds of the Property may be applied by you only upon your actual receipt of cash proceeds against such of the Secured Debts, matured or unmatured, as you determine in your sole discretion.

If you come into actual or constructive possession of the Property, you will preserve and protect the Property.  For purposes of this paragraph, you will be in actual possession of the Property only when you have physical, immediate and exclusive control over the Property and you have affirmatively accepted that control.  You will be in constructive possession of the Property only when you have both the power and the intent to exercise control over the Property.

9. DEFAULT.  I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:

A. Payments.  I fail to make a payment in full when due.

B. Insolvency or Bankruptcy.  The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me, Obligor, or any cosigner, endorser, surety or guarantor of this Agreement or any other obligations Obligor has with you.

C. Business Termination.  I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform.  I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents.  A default occurs under the terms of any other Loan Document.

F. Other Agreements.  I am in default on any other debt or agreement I have with you.

G. Misrepresentation.  I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment.  I fail to satisfy or appeal any judgment against me.

I. Forfeiture.  The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change.  I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer.  I transfer all or a substantial part of my money or property.

L. Property Value.  You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change.  Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity.  You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Secured Debts is impaired for any reason.

10. DUE ON SALE OR ENCUMBRANCE.  You may, at your option, declare the entire balance of this Agreement to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property.  This right is subject to the restrictions imposed by federal law (12 C.F.R.  591), as applicable.  However, if I am in default under this Agreement, I may not sell the inventory portion of the Property even in the ordinary course of business.

11. REMEDIES.  After I default, you may at your option do any one or more of the following.

A. Acceleration.  You may make all or any part of the amount owing by the terms of the Secured Debts immediately due.

B. Sources.  You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Insurance Benefits.  You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf.  Amounts advanced on my behalf will be immediately due and may be added to the Secured Debts.

E. Assembly of Property.  You may require me to gather the Property and make it available to you in a reasonable fashion.

F. Repossession.  You may repossess the Property so long as the repossession does not involve a breach of the peace.  You may sell, lease or otherwise dispose of the Property as provided by law.  You may apply what you receive from the disposition of the Property to your expenses, your attorneys' fees and legal expenses (where not prohibited by law), and any debt I owe you.  If what you receive from the disposition of the Property does not satisfy the debt, I will be liable for the deficiency (where permitted by law).  In some cases, you may keep the Property to satisfy the debt.

Where a notice is required, I agree that ten days prior written notice sent by first class mail to my address listed in this Agreement will be reasonable notice to me under the Florida Uniform Commercial Code.  If the Property is perishable or threatens to decline speedily in value, you may, without notice to me, dispose of any or all of the Property in a commercially reasonable manner at my expense following any commercially reasonable preparation or processing.

If any items not otherwise subject to this Agreement are contained in the Property when you take possession, you may hold these items for me at my risk and you will not be liable for taking possession of them.

G. Use and Operation.  You may enter upon my premises and take possession of all or any part of my property for the purpose of preserving the Property or its value, so long as you do not breach the peace.  You may use and operate my property for the length of time you feel is necessary to protect your interest, all without payment or compensation to me.

H. Waiver.  By choosing any one or more of these remedies you do not give up your right to use any other remedy.  You do not waive a default if you choose not to use a remedy.  By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

12. WAIVER OF CLAIMS.  I waive all claims for loss or damage caused by your acts or omissions where you acted reasonably and in good faith.

13. ADDITIONAL TERMS.  THE OCCURRENCE OF ANY DEFAULT OF THE BORROWER(S) IN PAYMENT OF THIS PROMISSORY NOTE SHALL ALSO CONSTITUTE AN EVENT OF DEFAULT WITH RESPECT TO THE INDEBTEDNESS OF THE BORROWER(S) EVIDENCED BY THAT CERTAIN PROMISSORY NOTE NUMBER 103428-01 DATED MARCH 22, 2011, EXECUTED BY CTD HOLDINGS, INC., IN THE ORIGINAL PRINCIPAL AMOUNT OF $325,000.00, TOGETHER WITH ANY AND ALL EXTENSIONS, RENEWALS, MODIFICATIONS, SUBSTITUTIONS, REPLACEMENTS, AND CHANGES IN FORM THEREOF, WHICH MAY FROM TIME TO TIME AND FOR ANY TERM OR TERMS ARE EFFECTED BY AN AGREEMENT BETWEEN BORROWER(S) AND THE LENDER.

14. PERFECTION OF SECURITY INTEREST AND COSTS.  I authorize you to file a financing statement and/or security agreement, as appropriate, covering the Property.  I will comply with, facilitate, and otherwise assist you in connection with obtaining perfection or control over the Property for purposes of perfecting your security interest under the Uniform Commercial Code.  I agree to pay all taxes, fees and costs you pay or incur in connection with preparing, filing or recording any financing statements or other security interest filings on the Property.  I agree to pay all actual costs of terminating your security interest.

15. APPLICABLE LAW.  This Agreement is governed by the laws of Florida, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.  In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Florida, unless otherwise required by law.

16. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS.  Each Debtor's obligations under this Agreement are independent of the obligations of any other Debtor.  You may sue each Debtor individually or together with any other Debtor.  You may release any part of the Property and I will still be obligated under this Agreement for the remaining Property.  Debtor agrees that you and any party to this Agreement may extend, modify or make any change in the terms of this Agreement or any evidence of debt without Debtor's consent.  Such a change will not release Debtor from the terms of this Agreement.  If you assign any of the Secured Debts, you may assign all or any part of this Agreement without notice to me or my consent, and this Agreement will inure to the benefit of your assignee to the extent of such assignment.  You will continue to have the unimpaired right to enforce this Agreement as to any of the Secured Debts that are not assigned.  This Agreement shall inure to the benefit of and be enforceable by you and your successors and assigns and any other person to whom you may grant an interest in the Secured Debts and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

17. AMENDMENT, INTEGRATION AND SEVERABILITY.  This Agreement may not be amended or modified by oral agreement.  No amendment or modification of this Agreement is effective unless made in writing and executed by you and me.  This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me.  If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

18. INTERPRETATION.  Whenever used, the singular includes the plural and the plural includes the singular.  The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

19. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS.  Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing.  Notice to one Debtor will be deemed to be notice to all Debtors.  I will inform you in writing of any change in my name, address or other application information.  I will provide you any financial statement or information you request.  All financial statements and information I give you will be correct and complete.  I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Agreement and to confirm your lien status on any Property.  Time is of the essence.

20. WAIVER OF JURY TRIAL.  All of the parties to this Agreement knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Agreement or any other Loan Document or related obligation.  All of these parties acknowledge that this section has either been brought to the attention of each party's legal counsel or that each party had the opportunity to do so.

SIGNATURES.  By signing, I agree to the terms contained in this Agreement.  I also acknowledge receipt of a copy of this Agreement.

DEBTOR:

CTD Holdings, Inc.

By: /s/ Charles E. Strattan
Charles E. Strattan, President

SECURED PARTY:

Sunstate Federal Credit Union

By: /s/ Brian Miller
Brian Miller, Commercial Loan Officer